MALIZIA SPIDI & FISCH, PC
                                ATTORNEYS AT LAW

1100 NEW YORK AVENUE, N.W.                            1900 SOUTH ATHERTON STREET
SUITE 340 WEST                                                         SUITE 101
WASHINGTON, D.C.  20005                                 STATE COLLEGE, PA  16801
(202) 434-4660                                                    (814) 272-3502
FACSIMILE: (202) 434-4661                             FACSIMILE:  (814) 272-3514


January 28, 2005

Board of Directors
Parke Bank
601 Delsea Drive
Washington Township, New Jersey 08080

     RE: Federal Income Tax Opinion Related to the Transfer of the Common Stock of Parke Bank in Return For All the Common Stock of Parke Bancorp, Inc., Under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as Amended
          ----------------------------------------------------------------------

Dear Members of the Board:

         In accordance with your request, set forth herein below is the opinion of this firm regarding certain federal income tax consequences of the proposed reorganization of Parke Bank (the "Bank") to the holding company corporate structure and share exchange (the "Reorganization"). The Reorganization is described in the Bank's Plan of Acquisition of all the outstanding Stock of Parke Bank by Parke Bancorp, Inc., adopted by the Board of Directors on January 25, 2005 (the "Plan"). According to the Plan, the Bank will establish a new wholly-owned subsidiary, Parke Bancorp, Inc. (the "Holding Company"), which will be incorporated under the laws of the State of New Jersey. Under the terms of the Plan, each outstanding share of Bank common stock ("Bank Common Stock") will be converted into one share of Holding Company common stock ("Holding Company Common Stock"), and the former holders of Bank Common Stock will become the holders of all of the outstanding shares of Holding Company Common Stock. As a result, the Bank will become a wholly-owned subsidiary of the Holding Company. The Reorganization will be pursuant to applicable provisions of the laws of the State of New Jersey and the regulations issued thereunder by the Board of Governors of the Federal Reserve System.

         We are rendering this opinion in our capacity as special counsel to the Bank in connection with the Reorganization. We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for this opinion. In such examination, we have accepted, and have not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Parke Bank
January 28, 2005
Page 2

                               STATEMENT OF FACTS
                               ------------------

         Based solely upon our review of such documents, and upon such information as the Bank has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the Reorganization and the relevant facts with respect thereto are as follows:

         The Bank is a New  Jersey  chartered  commercial  bank  that  commenced operations in 1999. The Holding Company is a recently formed business corporation chartered and organized under the laws of the State of New Jersey for the purpose of becoming a bank holding company.

         The authorized capital stock of the Bank consists of $50,000,000 divided into 10,000,000 shares of the par value of $5.00 each, 2,175,559 shares of which are issued and outstanding. The authorized capital stock of the Holding Company consists of 10,000,000 shares of common stock, $0.10 par value per share, of which 2,175,559 shares will be issued and outstanding and 1,000,000 shares of preferred stock $0.10 par value, none of which will be issued and outstanding.

         The Board of Directors of the Bank deems it advisable and in the best interests of the Bank and its stockholders to engage in the Reorganization. The Board of Directors of the Holding Company has approved and adopted the Plan, and the Holding Company has agreed to join in and be bound by the terms of the Plan, and to issue the shares of Holding Company Common Stock which stockholders of the Bank will be entitled to receive upon the consummation of the Reorganization.

         The Board of Directors believes that a bank holding company structure will provide greater flexibility than is currently available to the Bank. Present regulations of the New Jersey Department of Banking of Insurance and the Federal Deposit Insurance Corporation limit the types of businesses in which the Bank may engage and limit the amount that may be invested by the Bank in subsidiaries. The establishment of a bank holding company is designed to permit diversification of operations and the acquisition and formation of companies engaged in lines of business which, while complementary to the business of the Bank, should help reduce the risks inherent in an industry that is sensitive to interest rate changes. Management believes that acquisition or formation of such enterprises which do not have the degree of asset and liability interest rate sensitivity inherent in the structure of a bank would provide a beneficial stabilizing effect on operations. However, at this time, the Bank has not identified any enterprises that would be the subject of future acquisitions nor have criteria been developed to identify such an enterprise.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Parke Bank
January 28, 2005
Page 3

         In addition, under the holding company structure, the Holding Company would operate under the general corporate laws of the State of New Jersey which provide more flexibility than currently available to the Bank in the areas of corporate governance, director and officer responsibility, and limitations of liability.

         Upon completion of the Reorganization, the Board of Directors of the Holding Company would have the authority to adopt stock repurchase plans, subject to any applicable statutory and regulatory requirements. Based upon facts and circumstances that may arise following Reorganization, the Holding Company may wish to repurchase shares of Holding Company Common Stock in the future. Any stock repurchases will be subject to the determination of the Board that the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that capital will be adequate taking into account, among other things, the level of non-performing and other risk assets, the Holding Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment, and tax and other considerations.

         Although the Board of Directors presently intends for the Holding Company to remain a unitary bank holding company, it would have the ability to become a multiple bank holding company (a holding company which has more than one bank subsidiary) in the future if the Board so desires. A multiple holding company structure can facilitate the acquisition of other banks and mutual and stock savings institutions in addition to other companies. If a multiple bank holding company structure is utilized, the acquired institution would be able to operate on a more autonomous basis as a wholly-owned subsidiary of the Holding Company rather than as a division of the Bank. For example, the acquired financial institution could retain its own directors, officers, and corporate name, as well as have representation on the Holding Company's Board of Directors. This more autonomous operation may be decisive in acquisition negotiations. Although there are currently no future plans for the acquisition of other financial institutions or companies or the expansion of additional services through the formation of subsidiaries of the Holding Company, it and the Bank would be in a position following the Reorganization to take advantage of any opportunities that may arise.

         In addition, in the opinion of the Board of Directors, the Certificate of Incorporation of the Holding Company offers several advantages over the current Certificate of Incorporation of the Bank. The Certificate of Incorporation of the Holding Company and the Bylaws adopted by the Holding Company contain provisions which offer anti-takeover protection. These provisions reduce the ability of minority shareholders to exert a significant influence over the control and management of the Holding Company.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Parke Bank
January 28, 2005
Page 4

         The intention of the anti-takeover provisions is to reduce the risk of a takeover attempt that has not been negotiated with the Board of Directors. Certain shareholders, however, might deem takeover attempts to be in their interest, and such provisions could discourage takeover attempts in which shareholders might otherwise have received a premium for their shares over the current market price. Such provisions may also tend to perpetuate existing management.

         The manner and basis of exchanging shares of the Bank Common Stock for shares of the Holding Company Common Stock shall be as follows:

         (1) All shareholders of the Bank shall have the right to exchange their Bank Common Stock for Holding Company Common Stock. Notwithstanding the foregoing, any shareholder not desiring to exchange shares shall be entitled to dissenters' rights as provided under Title 14A, Chapter 11 of the New Jersey Statutes.

         (2) On the effective date of the Reorganization (the "Effective Date"), the Holding Company shall, without any further action on its part or on the part of the holders of Bank Common Stock, automatically and by operation of law acquire and become the owner for all purposes of all the then issued and outstanding shares of Bank Common Stock and shall be entitled to have issued to it by the Bank a certificate or certificates representing such shares. Thereafter, the Holding Company shall have full and exclusive power to vote such shares of Bank Common Stock, to receive dividends thereon and to exercise all rights of an owner thereof.

         (3) On the Effective Date, the holders of the then issued and outstanding shares of Bank Common Stock, except shareholders who exercise dissenters' rights, shall, without any further action on their part or on the part of the Holding Company, automatically and by operation of law cease to own such shares and shall instead become owners of one share of Holding Company Common Stock for each share of Bank Common Stock theretofore held by them. Thereafter, such persons shall have full and exclusive power to vote such shares of Holding Company Common Stock, to receive dividends thereon and to exercise all rights of an owner thereof.

         (4) On the Effective Date, all previously issued and outstanding certificates representing shares of Bank Common Stock (the "Bank Certificates") shall automatically and by operation of law cease to represent shares of Bank Common Stock or any interest therein and each Bank Certificate shall instead represent the ownership by the holder thereof of an equal number of shares of Holding Company Common Stock. Thereafter, no holder of a Bank Certificate shall be entitled to vote the shares of Bank Common Stock formerly represented by such certificate, or to receive dividends thereon, or to exercise any other rights of ownership in respect thereof.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Parke Bank
January 28, 2005
Page 5

         (5) Each outstanding option to purchase shares of Bank Common Stock under the Bank's 1999 Employee Stock Option Plan, 2002 Employee Equity Incentive Plan and 2003 Stock Option Plan shall be converted into an option to purchase the same number of shares of Holding Company Common Stock on the same terms and conditions, and each outstanding warrant to purchase Bank Common Stock issued upon the Bank's organization in 1999 shall be converted into a warrant to purchase the same number of shares of Holding Company Common Stock on the same terms and conditions.

         (6) Upon or immediately after the Effective Date, the Bank shall notify each Bank shareholder of record on the Effective Date (except a holder who is a dissenting shareholder of the procedure by which certificates representing the Bank Common Stock may be exchanged for certificates of Holding Company Common Stock. The Bank's transfer agent, Registrar and Transfer Company, Cranford, New Jersey, shall act as exchange agent in effecting the exchange of certificates. After receipt of such notification, each holder shall be obligated to surrender the certificates representing the Bank Common Stock for exchange into certificates of Holding Company Common Stock as promptly as possible.

         After the Reorganization, the Bank will continue its existing business and operations as a wholly-owned subsidiary of the Holding Company. The consolidated capitalization, assets, liabilities, income, and financial statements of the Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. The corporate existence of the Bank will continue unaffected and unimpaired by the Reorganization. The Reorganization will not result in a change in the Bank's directors, officers, or personnel. After consummation of the Reorganization, the Bank will be subject to regulation and supervision by regulatory authorities to the same extent as it is now. It is expected that the Bank will pay the initial expenses of the Holding Company after consummation of the Reorganization, which expenses are expected to be nominal.

                          REPRESENTATIONS OF MANAGEMENT
                          -----------------------------

         In connection with the Reorganization, the following statements and representations have been made to this firm by management of the Bank regarding its treatment as a "reorganization" under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"):

         (a) The fair market value of the Holding Company Common Stock and other consideration received by each Bank stockholder will be approximately equal to the fair market value of the Bank Common Stock surrendered in the exchange.

         (b) At least 50% of the value of the shareholders' proprietary interests in the Bank will be preserved as a proprietary interest in the Holding Company received in exchange

MALIZIA SPIDI & FISCH, PC

Board of Directors
Parke Bank
January 28, 2005
Page 6

                  for Bank Common Stock. For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Reorganization: (i) an extraordinary distribution is made with respect to Bank Common Stock; (ii) a redemption or acquisition of Bank Common Stock is made by the Bank or a person related to the Bank; (iii) the Holding Company or a person related to the Holding Company acquires Bank Common Stock for consideration other than Holding Company Common Stock; or (iv) the Holding Company redeems its stock issued in the Reorganization. Any reference to the Holding Company or the Bank includes a reference to any successor or predecessor of such corporation, except that the Bank is not treated as a predecessor of the Holding Company. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 of the Code (without regard to the exceptions in Code Section 1504(b)) or they are related as described in Section 304(a)(2) of the Code (disregarding Treasury Regulation ss. 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with the partner's interest in the partnership.

         (c) Following the transaction, the Bank will not issue additional shares of its stock that would result in the Holding Company losing control of the Bank within the meaning of Code Section 368(c).

         (d) The Holding Company will acquire the Bank Common Stock solely in exchange for Holding Company Common Stock. For purposes of this representation, Bank Common Stock redeemed for cash or other property furnished the Holding Company will be considered as acquired by the Holding Company. Further, no liabilities of the Bank or the Bank's shareholders will be assumed by the Holding Company, nor will any of the Bank Common Stock be subject to any liabilities.

         (e) At the time of the Reorganization, the Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Bank that, if exercised or converted, would affect the Holding Company's acquisition or retention of control of target, as defined in Code.

         (f)      The Holding Company does not own, directly or indirectly,  nor
                  has  it  owned  during  the  past  five  years,   directly  or
                  indirectly, any stock of the Bank.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Parke Bank
January 28, 2005
Page 7

         (g) The Bank will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by the Holding Company, nor will the Holding Company directly or indirectly reimburse the Bank for any payments to dissenters.

         (h) The Holding Company has no plan or intention to reacquire any of its stock issued in the Reorganization.

         (i) The Holding Company has no plan or intention to liquidate the Bank; to merge the Bank with and into another corporation; to sell or otherwise dispose of the stock of the Bank; or to cause the Bank to sell or otherwise dispose of any of the assets of the Bank acquired in the Reorganization, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(C).

         (j) Following the Reorganization, the Bank will continue the historic business of the Bank or use a significant portion of the Bank's business assets in a business.

         (k) The Holding Company, the Bank, and the Bank's stockholders will pay their respective expenses, if any, incurred in connection with the transaction.

         (l) No two parties to the transaction are investment companies as defined in Code Section 368(a)(2)(F)(iii) and (iv).

         (m) The fair market value of the assets of the Bank will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the transferred assets were subject.

         (n) None of the compensation received by any stockholder-employees of the Bank was separate consideration for, or allocable to, any of their shares of Bank Common Stock; none of the shares of Holding Company Common Stock to be received by any stockholder-employees was separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Parke Bank
January 28, 2005
Page 8

                               OPINION OF COUNSEL
                               ------------------

         Based solely on the foregoing information and on the representations of the Bank's management (set forth above), we render the following opinion of counsel:

         (1) Neither the Bank nor the Holding Company will recognize any gain or loss upon the share exchange of Holding Company Common Stock for Bank Common Stock.

         (2) The Bank stockholders will not recognize any gain or loss upon their exchange of shares of Bank Common Stock solely for shares of Holding Company Common Stock.

         (3) A Bank stockholder's basis in his or her Holding Company Common Stock received in the exchange will be the same as the basis of the Bank Common Stock surrendered in the exchange therefor.

         (4) A Bank stockholder's holding period in his or her Holding Company Common Stock received in the exchange will include the period during which the Bank Common Stock surrendered was held, provided that the Bank Common Stock surrendered is a capital asset in the hands of the Bank stockholder on the date of the exchange.

                                SCOPE OF OPINION
                                ----------------

         Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Code, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Parke Bank
January 28, 2005
Page 9

                                 USE OF OPINION
                                 --------------

         This opinion is given solely for the benefit of the parties to the Plan and the stockholders of the Bank, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

                                     CONSENT
                                     -------

         We hereby consent to the reference to this firm and our opinion under the heading "Proposal No. 1 - The Holding Company Reorganization -- Federal Income Tax Consequences" and "Legal Matters" in the Bank's proxy statement for the 2005 annual meeting of stockholders.

                                              Very truly yours,

                                              /s/MALIZIA SPIDI & FISCH, PC
                                              ----------------------------------

                                              MALIZIA SPIDI & FISCH, PC